Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-266409, 333-204868, 333-231989, and 333-180641) of Matador Resources Company of our report dated April 21, 2023 relating to the consolidated financial statements of Advance Energy Partners Holdings, LLC, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 4, 2023